Exhibit 10.15

Short Term Incentive Program for Bank Offices

Overview: The short term incentive program for bank offices has several key objectives. First and foremost to push accountability for the future of the bank all the way down within the organization. This program aligns personal rewards with quality production, aids in the retention of performers, supports localness by providing discretion for all managers, supports teamwork, encourages individual excellence and creates clarity around goals, performance and rewards. A bonus pool will be generated at the regional level and then allocated to eligible employees.

Defined terms are contained in the Summary of Sterling Bank Short Term Incentive Programs overview document.

Eligibility: All officers and non-officers of Sterling Bank who are assigned to work in a bank office. Officers include regional CEOs (RCEO), Office CEOs (OCEO), Lenders and Office Managers.

How will the incentive bonus pool be generated and allocated?: In general, each of the Bank Offices will generate a bonus pool based on the bank’s excess return on average allocated equity (ROAAE) over the hurdle rate (for instance 12.0%). The size of the pool will be determined by applying some percentage factor (for instance 27%) to the excess ROAAE. Ninety percent of all pools will be awarded to bank officers and 10% of all pools will be awarded to non-officer employees.

A portion of each bank officer pool will be allocated to the RCEO based on the RCEO’s scorecard (result must be ≥ 3) as assessed by the President/CEO. The RCEO will then allocate the remaining pool to the individual bank offices. This allocation to the bank offices will be based on individual bank offices’ performance against predetermined and stated measures that are weighted to reflect importance. These weighted measures are:

Loan Growth Target	30%
Deposit GrowthTarget	20%
Net Income	20%
Asset Quality Points	10%
Employee Fulfillment Survey Results	3.33%
Customer Service Shopping Results	3.33%
Cooperation Index Results	3.34%
Collateral Exceptions	10%

Once the pool per office has been determined, the RCEO will determine how much of each individual officer pool will be allocated to the OCEO based upon the OCEO’s scorecard (result must be ≥ 3) and subject to one-up review. The allocation of the remainder of the pool to the individual officers will be determined by the OCEO based on individual scorecards (result must be ≥ 3) and to the non-officers based upon individual scorecards (result must be ≥ 3) and input from the Office Manager. All officer allocations will be subject to one-up review.

How often is the bonus paid?: Quarterly. Bonuses will be paid 60 days following the end of each calendar quarter. To receive a bonus, the employee must be employed by Sterling Bank on the date the bonuses are paid.

Who administers the incentive program?: The bonus pool calculations will be performed by the Finance staff and approved by the CFO. The allocation of the bonus pool to individual employees will be performed by the CEO, RCEOs, and OCEOs, subject to one-up review for all allocations below the CEO level. The HR department will make the payroll entries to pay the approved bonus.

Will the participants in this incentive program participate in other incentive programs?: As Shared Services members, the RCEOs will also participate in the bonus incentive program for Shared Services. However, their participation will be divided between these two programs on a weighted basis. Except for a few isolated instances where officers have undertaken new initiatives, it is the intention that officers and all other employees will not participate in any other bonus incentive program. They will, however, continue to participate in the various “master” programs and referral fee programs, such as Master Lender, Master Office, lease incentive, etc.